Exhibit 99.1

Contact: Keith R. Phillips
Chief Financial Officer
(228)-533-4007
FOR IMMEDIATE RELEASE
     WELLMAN EMERGES FROM BANKRUPTCY AS A STRONG PET RESINS COMPANY
Hancock County MS, January 31, 2009 — Wellman, Inc. announced today that it has completed the necessary requirements to emerge from bankruptcy and has filed a “Notice of Effective Date” with the Bankruptcy Court for the Southern District of New York. Wellman has emerged as a private company (“Reorganized Wellman”) with Sola, Ltd. and BlackRock Financial Management, Inc. (the “Plan Sponsors”) investing $35 million in exchange for 50% of the voting power of Reorganized Wellman. The remaining 50% voting power has been provided to the old first and second lien holders in consideration for extinguishing their pre-petition debt.
In addition, Reorganized Wellman has entered into a $35 million revolving credit facility with CIT which is secured by a first lien on substantially all of Wellman’s assets. Proceeds from the Plan Sponsors and exit facility are to repay amounts borrowed under its Debtor in Possession Credit Agreement, pay certain deferred financing fees, administrative expenses, priority claims, cure payments and professional fees.
Keith R. Phillips, Wellman’s Chief Financial Officer, stated “I would like to thank Sola, Ltd., BlackRock Financial Management, Inc., and CIT for providing us the funding we require in this difficult credit market. We are emerging with a strong financial foundation and sufficient liquidity to meet our customers’ needs. We look forward to working with our customers and suppliers to provide them with significant value.”
Reorganized Wellman has a new Board of Directors consisting of 7 members including its President and Chief Executive Officer, Mark Ruday. Reorganized Wellman expects to maximize its financial position as a result of its singular focus on the PET resin industry and the value it provides to its customers, while it minimizes costs and working capital.
During Wellman’s bankruptcy it structurally changed its business by selling or closing many of its unprofitable operations and consolidated all of its PET resin production into its world class Pearl River facility located in Hancock County Mississippi. As a result of this change, the Company was able to significantly reduce its manufacturing costs, lower its working capital and streamline its organizational structure.

Mark Ruday, Wellman’s President and Chief Executive Officer, stated “This has been a long and difficult process. I would like to thank all of our customers, vendors, creditors, employees, directors, stakeholders and advisors for working with us to complete our reorganization and emerge from bankruptcy. With our sole focus on the PET Resins industry and strong capital structure, we look forward to continuing to have mutually beneficial relationships with all of our constituencies.”
Wellman, Inc. manufactures and markets high-quality PermaClear® brand PET (polyethylene terephthalate) packaging resin.
Forward-Looking Statements
Statements contained in this release that are not historical facts, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date of this report based upon current expectations, and we undertake no obligation to update this information. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods.